Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the Prospectus Supplement dated July 24, 2013)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 July 24, 2013

ZIONS BANCORPORATION Instructions for Login and Use of Zions Direct Auction Platform Step by Step Instruction for Series A Floating Rate Preferred Stock Reopening Auction Step 1 Enter “auctions.zionsdirect.com” in your internet browser and click on the “Login” button on the top right of the page. Step 2 Enter Login and Password provided by your sales representative, then change the password as prompted. Step 3 Enter 3 security questions (these are for easy password retrieval in the event that it is misplaced / forgotten). Step 4 You will be returned to the Calendar page where you will see the auction for the re-opening of the Zions Series A Preferred Stock. Once there, click on the blue “Enter Bids” button to be directed to the Qualifications page. Step 5 Each box on the Qualifications page must be checked before the “I Agree” button turns green and is clickable. Step 6 You may now monitor the auction in real time by clicking on the Auction Details dropdown in the middle of the page. Step 7 By selecting the Zions Series A Preferred Stock auction, you are able to view the Bid Page. You can input a bid on each of the 5 bid lines with different combinations of price (each depositary share is 1 unit with $25 liquidation preference). Once you are satisfied that your bids are entered correctly, click “Submit”. Step 8 After landing on the Bid Confirmation page, check to see if the bids are entered correctly by checking the “I confirm the bid shown in the table above” box, then click “Confirm” to officially submit your bids. If you are outbid at any point, a warning will appear to the right of your bids. Step 9 After you have submitted successful bids, you may return to the Bid Page to edit these bids as the auction progresses, but only if the edits are to improve a bid (i.e., once a bid is submitted you cannot decrease price, only increase). For technical questions, please call: 1-800-524-8875 Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011contained in that registration statement, the preliminary prospectus supplement dated July 24, 2013, and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a copy of these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Keefe, Bruyette & Woods, Inc. at 1-800-966-1559. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

ZIONS BANCORPORATION Zions Bancorporation (Ticker: ZION) Dutch Auction Reopening of up to 4,000,000 Depositary Shares Each Representing a 1/40th Interest in a Share of Series A Floating Rate Non-Cumulative Perpetual Preferred Stock Indicative Outcomes Auction Price Auction Yield $23.25 4.30% 23.20 4.31% 23.15 4.32% 23.10 4.33% 23.05 4.34% 23.00 4.35% 22.95 4.36% 22.90 4.37% 22.85 4.38% 22.80 4.39% 22.75 4.40% 22.70 4.41% 22.65 4.42% 22.60 4.43% 22.55 4.43% 22.50 4.44% 22.45 4.45% 22.4 For technical questions, please call: 1-800-524-8875 Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated July 24, 2013, and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request a copy of these documents by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Keefe, Bruyette & Woods, Inc. at 1-800-966-1559. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system. 0 4.46% 22.35 4.47% 22.30 4.48% 22.25 4.49% 22.20 4.50% 22.15 4.52% 22.10 4.53% 22.05 4.54% 22.00 4.55% 21.95 4.56% 21.90 4.57% 21.85 4.58% 21.80 4.59% 21.75 4.60% 21.70 4.61% 21.65 4.62% 21.60 4.63% 21.55 4.64% 21.50 4.65% Bid of $23.25 will be treated as “market order”